FIFTH AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIFTH AMENDMENT dated as of November ____, 2014, to the Distribution Agreement dated August 10, 2004, as amended August 15, 2005, June 8, 2007, October 8, 2007 and January 1, 2013 (the “Agreement”), is entered into by and among Intrepid Capital Management Funds Trust, a Delaware statutory trust (the “Trust”), Intrepid Capital Management Inc., a Florida corporation (the “Advisor”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the parties desire to add the Intrepid International Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL management	QUASAR DISTRIBUTORS, LLC
FUNDS TRUST

By: ______________________________	By: ________________________________

Name: ____________________________	Name: James R. Schoenike

Title:	Title: President

INTREPID CAPITAL MANAGEMENT INC.

By: _______________________________

Name: _____________________________

Title: ______________________________

11/2014	1

Amended Exhibit A to the Distribution Agreement
Fund Names

Name of Series Intrepid Capital Fund08-10-2004 Intrepid Small Cap Fund Intrepid Income Fund Intrepid Disciplined Value Fund Intrepid International Fund

11/2014	2